Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-203957 and 333-272204) on Form S-8 of our report dated February 23, 2024 relating to the financial statements of RLI Corp and the effectiveness of the RLI Corp’s internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Chicago, Illinois

February 23, 2024